December 14, 2006

Mr. William Lyons
2601 North Ocean Boulevard
Gulf Stream, FL 33483

Re:    Temporary Salary Adjustment

Dear Bill:

By signing in the space provided below, you agree to a reduction in your annual salary for the calendar year 2007 from $400,000 to $100,000. Salary payments will continue to be made on the 15th and last day of each month in accordance with the Company’s ordinary payroll practices. Effective January 1, 2008, assuming you remain in AXS-One’s employ, your annual salary will revert to the current rate of $400,000, unless mutually agreed otherwise.

Additionally, in the event there is a Change of Control, as defined in Section 7(e) of your Employment Agreement dated April 21, 2004, during the calendar year 2007, your annual salary will revert to the current rate of $400,000. Should your employment relationship with AXS-One terminate during the calendar year 2007 under circumstances whereby you would be entitled to severance benefits pursuant to Section 7 of the aforementioned Employment Agreement, such benefits will be calculated at your current annual salary rate of $400,000.

In conjunction with this salary reduction, you are being awarded 440,732 restricted shares of the Company’s common stock pursuant to the 2005 Stock Incentive Plan, as set forth in a Restricted Stock Agreement provided herewith.

If these terms are acceptable, please sign and date this letter below.

Very truly yours,

AXS-ONE, INC.

By: /s/ Joseph P. Dwyer
       Joseph P. Dwyer
       Chief Financial Officer

ACCEPTED AND AGREED:

/s/ William Lyons         12-14-06

William Lyons                Dated